As filed with the Securities and Exchange Commission on August 6, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCELRYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0557266
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10188 Telesis Court, Suite 100 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Symyx Technologies, Inc. 2007 Stock Incentive Plan, as amended

(Full title of the plan)

Michael A. Piraino

Senior Vice President and Chief Financial Officer

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, California 92121

(Name and address of agent for service)

(858) 799-5000

(Telephone number, including area code, of agent for service)

Copies to:

Carl Sanchez, Esq.

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.0001 per share	7,516,896 shares	$6.98	$52,467,934	$3,740.96
Common Stock Rights (4)

(1)	The number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of the registrant to be registered pursuant hereto consists of (i) 5,081,555 shares of Common Stock that may be issued and sold upon the vesting and exercise of options granted pursuant to the Symyx Technologies, Inc. 2007 Stock Incentive Plan, as amended (the “2007 Plan”), as assumed by the Company on August 3, 2010, and (ii) up to an additional 2,435,341 shares of Common Stock, which are currently subject to outstanding options to purchase common stock of Symyx Technologies, Inc. (“Symyx”) that were assumed by the registrant upon its acquisition of Symyx on July 1, 2010 (the “Assumed Options”), but which may, under certain circumstances, become issuable under the 2007 Plan pursuant to the terms thereof. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that may be necessary to adjust the number of shares being issued pursuant to the 2007 Plan as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on August 4, 2010, as quoted on the NASDAQ Global Market.
(3)	The registration fee is offset by (i) $965.44 previously paid by the registrant with respect to 2,435,341 shares of Common Stock subject to the Assumed Options, pursuant to the registrant’s Registration Statement on Form S-4 (Registration No. 333-166524) (“Form S-4”) filed with the U.S. Securities and Exchange Commission (“SEC”) on May 5, 2010 and (ii) $240.06 previously paid by the registrant with respect to 2,371,083 of the shares of Common Stock referenced in the preceding clause (i), pursuant to the registrant’s Registration Statement on Form S-8 (Registration No. 333-168642) filed with the SEC on August 6, 2010, as a result of an increase in the per share price of Common Stock from $5.56 at the time of the filing of the Form S-4 to $6.98 at the time of the filing of this Registration Statement on Form S-8.
(4)	Comprised of rights to purchase shares of the registrant’s Series A Junior Participating Preferred Stock, par value $0.0001 per share (the “Preferred Share Purchase Rights”), that are associated with shares of Common Stock pursuant to the Rights Agreement, dated as of September 6, 2002, by and between the registrant and American Stock Transfer & Trust Company as Rights Agent, as amended by that certain First Amendment to Rights Agreement, dated as of April 5, 2010 (the “Rights Agreement”). The Preferred Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement and are transferable solely with the associated Common Stock. The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the associated Common Stock.

EXPLANATORY NOTE

On July 1, 2010, the registrant completed the previously announced merger (the “Merger”) of Alto Merger Sub, Inc., a wholly-owned subsidiary of the registrant (“Merger Sub”), with and into Symyx Technologies, Inc. (“Symyx”), whereby Symyx became a wholly-owned subsidiary of the registrant. On August 3, 2010, the registrant’s board of directors approved the assumption of Symyx’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”), in accordance with NASDAQ Rule 5635 (“Rule 5635”), which provides that shares available under certain plans acquired in mergers and other acquisitions may be used for certain post-transaction grants without further stockholder approval. Accordingly, this registration statement on Form S-8 registers (i) 5,081,555 shares of common stock, par value $0.0001 per share (“Common Stock”), of the registrant that may be issued and sold upon the vesting and exercise of options granted pursuant to the 2007 Plan, which number represents the number of shares available for issuance under the 2007 Plan as of the completion of the Merger, adjusted based on the exchange ratio used in connection with the Merger; (ii) up to an additional 2,435,341 shares of Common Stock, which are currently subject to outstanding options to purchase common stock of Symyx that were assumed by the registrant upon completion of the Merger, but which may, under certain circumstances, become issuable under the 2007 Plan pursuant to the terms thereof; and (iii) the rights to purchase shares of the registrant’s Series A Junior Participating Preferred Stock, par value $0.0001 per share (the “Preferred Share Purchase Rights”), that are associated with shares of Common Stock pursuant to the Rights Agreement, dated as of September 6, 2002, by and between the registrant and American Stock Transfer & Trust Company, as Rights Agent (“Amstock”), as amended by that certain First Amendment to Rights Agreement, dated as of April 5, 2010, by and between the registrant and Amstock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this registration statement.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this registration statement.*

*	The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this registration statement will be sent or given to the holders of options granted under the 2007 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the registrant with the Commission are incorporated by reference into this registration statement:

(a) The registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 filed with the Commission on May 28, 2010;

(b) The registrant’s Current Reports on Form 8-K filed with the Commission on April 5, 2010, April 6, 2010, April 15, 2010, April 22, 2010, May 20, 2010, July 2, 2010, July 23, 2010, August 5, 2010 and August 6, 2010;

(c) The description of the Common Stock contained in the registrant’s registration statement on Form 8-A filed on November 9, 1995, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(d) The description of the Preferred Share Purchase Rights contained in the registrant’s registration statement on Form 8-A filed on September 10, 2002, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all other reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of the filing of such reports and other documents, except as to any portion of any such report or other document furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this registration statement, any statement contained in a report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 (“Section 145”) of the Delaware General Corporation Law (the “DGCL”), the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The registrant’s Restated Certificate of Incorporation, as amended (the “Charter”), provides that the registrant shall indemnify the registrant’s officers and directors in each and every situation where the registrant is permitted or empowered under Section 145 to provide for such indemnification. The Charter further provides that the registrant may, in the sole discretion of the registrant’s board of directors, indemnify any other person to the extent the board of directors deems advisable, as permitted by Section 145.

In addition, the Charter provides that the directors of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of the directors’ fiduciary duties to the registrant. This provision in the Charter does not eliminate any director’s duty of loyalty to the registrant or its stockholders or protect any director from liability: (i) for acts or omissions not in good faith or involving intentional misconduct or the knowing violation of law; (ii) arising under Section 174 of the DGCL; or (iii) for any transaction from which the director derived an improper personal benefit.

The registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that the registrant shall indemnify each of its directors, officers, employees and agents, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant and, with respect any criminal action or proceeding, had no reason to believe his or her conduct was unlawful.

The Bylaws also provide that the registrant has the power to purchase liability insurance policies covering its directors, officers, employees and agents, whether or not the registrant would have the power, according to the Bylaws, to indemnify such person under the DGCL. The registrant currently maintains such insurance.

The registrant has entered into indemnity agreements with each of its directors and officers. Pursuant to these indemnity agreements, the registrant has agreed to indemnify each of its directors and officers to the fullest extent permitted by applicable law and its Bylaws, subject to certain exceptions. The registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

4.1	Rights Agreement, dated as of September 6, 2002, by and between American Stock Transfer & Trust Company as Rights Agent and the registrant, which includes as Exhibit A thereto the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock as and Exhibit B thereto the Form of Right Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on September 10, 2002)

4.2	First Amendment to Rights Agreement, dated as of April 5, 2010, by and between the registrant and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed on April 6, 2010)

4.3	Symyx Technologies, Inc. 2007 Stock Incentive Plan, as amended, and the forms of agreement related thereto

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1 to this registration statement)

24.1	Power of Attorney (contained on the signature pages of this registration statement)

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 6, 2010.

ACCELRYS, INC.

By:	/S/ MICHAEL A. PIRAINO
Michael A. Piraino
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Max Carnecchia and Michael A. Piraino, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ MAX CARNECCHIA Max Carnecchia	President, Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2010

/S/ MICHAEL A. PIRAINO Michael A. Piraino	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	August 6, 2010

/S/ KENNETH L. COLEMAN Kenneth L. Coleman	Chairman of the Board of Directors	August 6, 2010

/S/ LARRY FERGUSON Larry Ferguson	Director	August 6, 2010

/S/ STEVEN D. GOLDBY Steven D. Goldby	Director	August 6, 2010

/S/ TIMOTHY HARKNESS Timothy Harkness	Director	August 6, 2010

/S/ CHRIS VAN INGEN Chris van Ingen	Director	August 6, 2010

/S/ RICARDO B. LEVY Ricardo B. Levy	Director	August 6, 2010

/S/ BRUCE A. PASTERNACK Bruce A. Pasternack	Director	August 6, 2010

/S/ JEFREY RODEK Jeffrey Rodek	Director	August 6, 2010

/S/ CHRISTOPHER J. STEFFEN Christopher J. Steffen	Director	August 6, 2010

EXHIBIT INDEX

Exhibit No.	Description

4.1	Rights Agreement, dated as of September 6, 2002, by and between American Stock Transfer & Trust Company as Rights Agent and the registrant, which includes as Exhibit A thereto the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock as and Exhibit B thereto the Form of Right Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on September 10, 2002)

4.2	First Amendment to Rights Agreement, dated as of April 5, 2010, by and between the registrant and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 4.1 of the registrant’s current report on Form 8-K filed on April 6, 2010)

4.3	Symyx Technologies, Inc. 2007 Stock Incentive Plan, as amended, and the forms of agreement related thereto

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1 to this registration statement)

24.1	Power of Attorney (contained on the signature pages of this registration statement)